As filed with the Securities and Exchange Commission on May 4, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OWENS & MINOR, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-1701843
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

9120 Lockwood Boulevard, Mechanicsville, Virginia	23116
(Address of principal executive offices)	(Zip Code)

2015 Stock Incentive Plan

(Full title of the plan)

Grace R. den Hartog, Esq.

Senior Vice President, General Counsel

and Corporate Secretary

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

(Name and address of agent for service)

(804) 723-7000

(Telephone number, including area code, of agent for service)

It is respectfully requested that the Commission send copies of all notices, orders and communications to:

W. Lake Taylor, Jr., Esq.

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 E. Byrd Street

Richmond, Virginia 23219

(804) 788-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common stock, $2.00 par value per share	3,000,000 shs.(2)	$33.54	$100,620,000	$11,692.05

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the common stock of Owens & Minor, Inc. reported in the consolidated reporting system on April 27, 2015.
(2)	Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Owens & Minor, Inc. (the “Company”) with the Commission (File No. 001-09810) are incorporated herein by reference and made a part hereof (other than documents or information included therein deemed to have been furnished and not filed in accordance with Commission rules):

(i)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (including portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 18, 2015, incorporated by reference therein);

(ii)	the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2015;

(iii)	the Company’s Current Reports on Form 8-K, filed with the Commission on February 10, 2015 and February 18, 2015 (Item 5.02); and

(iv)	the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-B, filed April 21, 1994 under the Securities Exchange Act of 1934 (the “Exchange Act”), including any subsequent amendment or any report subsequently filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents or information included therein deemed to have been furnished and not filed in accordance with Commission rules), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “VSCA”) permits, and the Company’s Articles of Incorporation require, indemnification of the Company’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Under Sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Company’s Articles of Incorporation require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. In addition, the Company carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. The Company’s Articles of Incorporation also provide that, to the full extent the VSCA (as it presently exists or may hereafter be amended) permits the limitation or elimination of the liability of directors and officers, no director or officer of the Company shall be liable to the Company or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct. Section 13.1-692.1 of the VSCA presently permits the elimination of liability of directors and officers in any proceeding brought by or in the right of the Company or brought by or on behalf of shareholders of the Company, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

5	Opinion of Hunton & Williams LLP as to the legality of the securities being registered (filed herewith)

10	2015 Stock Incentive Plan (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed March 18, 2015 (File No. 001-09810))

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm (filed herewith)

24	Powers of Attorney (included on signature page)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Hanover, Commonwealth of Virginia, on May 4, 2015.

OWENS & MINOR, INC.

By:	/s/ James L. Bierman
	Name:	James L. Bierman
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose signatures appear below, hereby constitutes and appoints James L. Bierman, Richard A. Meier and Anne Marie Whittemore, and each of them individually, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of such persons any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on May 4, 2015.

Signature	Title

/s/ James L. Bierman (James L. Bierman)	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Richard A. Meier (Richard A. Meier)	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Michael W. Lowry (Michael W. Lowry)	Vice President and Corporate Controller

/s/ Craig R. Smith (Craig R. Smith)	Executive Chairman and Chairman of the Board

/s/ Stuart M. Essig (Stuart M. Essig)	Director

/s/ John W. Gerdelman (John W. Gerdelman)	Director

/s/ Lemuel E. Lewis (Lemuel E. Lewis)	Director

/s/ Martha H. Marsh (Martha H. Marsh)	Director

/s/ Eddie N. Moore, Jr. (Eddie N. Moore, Jr.)	Director

/s/ James E. Rogers (James E. Rogers)	Director

/s/ David S. Simmons (David S. Simmons)	Director

/s/ Robert C. Sledd (Robert C. Sledd)	Director

/s/ Anne Marie Whittemore (Anne Marie Whittemore)	Director

EXHIBIT INDEX

Exhibit No.	Description

5	Opinion of Hunton & Williams LLP as to the legality of the securities being registered (filed herewith)

10	2015 Stock Incentive Plan (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed March 18, 2015 (File No. 001-09810))

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm (filed herewith)

24	Powers of Attorney (included on signature page)